Exhibit 99.1

Ingles Markets, Incorporated Reports Sales and Net Income for First Quarter Fiscal 2021

ASHEVILLE, N.C.--(BUSINESS WIRE)--February 4, 2021--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales and net income for the three months ended December 26, 2020.

The coronavirus (COVID-19) pandemic was declared a national emergency on March 13, 2020. The pandemic has had a significant impact on the Company’s operations since then. At this time the Company cannot predict the impact of the pandemic on future periods.

Robert P. Ingle II, Chairman of the Board, stated, “We are pleased with our results and we all continue to work hard to provide a safe and reliable shopping environment for our associates and customers. We are also honored to participate in the COVID-19 vaccine distribution.”

First Quarter Results

Net sales totaled $1.19 billion for the quarter ended December 26, 2020, an increase of 10.4% compared with $1.08 billion for the quarter ended December 28, 2019.

Gross profit for the first quarter of fiscal 2021 totaled $314.2 million, or 26.4% of sales. Gross profit for the first quarter of fiscal 2020 was $257.5 million, or 23.9% of sales.

Operating and administrative expenses for the December 2020 quarter totaled $238.2 million compared with $222.0 million for the December 2019 quarter. Most of the increase was due to higher personnel costs incurred to support additional safety measures related to the pandemic.

Interest expense totaled $6.4 million for the first quarter of fiscal 2021 compared with $11.9 million for the first quarter of fiscal 2020. Total debt at the end of December 2020 was $587.9 million compared with $850.0 million at the end of December 2019. The Company continues to reduce higher rate debt and has refinanced debt at lower rates over the past twelve months. During the December 2019 quarter, the Company incurred $3.7 million of debt extinguishment costs associated with $155 million of early repayment of debt.

Net income totaled $53.8 million for the December 2020 quarter compared with $17.7 million for the December 2019 quarter. Basic and diluted earnings per share for Class A Common Stock were $2.73 and $2.66, respectively, for the quarter ended December 26, 2020, compared with $0.90 and $0.87, respectively, for the quarter ended December 28, 2019.

Capital expenditures for the December 2020 quarter totaled $34.2 million compared with $31.1 million for the December 2019 quarter. Capital expenditures are focused on stores that opened this fiscal year as well as stores scheduled to open later.

The Company currently has $148.9 million available under its $175.0 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

Ingles continues to provide additional pandemic support to its communities, including increased donations to local food banks and purchases from local vendors.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2020 Form 10-K.

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets, visit ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended
	December 26,	December 28,
	2020	2019
Net sales	$1,190,443	$1,078,355
Gross profit	314,188	257,490
Operating and administrative expenses	238,199	221,979
Gain from sale or disposal of assets	452	2,964
Income from operations	76,441	38,475
Other income, net	692	197
Interest expense	6,401	11,949
Loss on early extinguishment of debt	---	3,719
Pretax Income	70,732	23,004
Income tax expense	16,908	5,317
Net income	$53,824	$17,687
Basic earnings per common share – Class A	$2.73	$0.90
Diluted earnings per common share – Class A	$2.66	$0.87
Basic earnings per common share – Class B	$2.48	$0.82
Diluted earnings per common share – Class B	$2.48	$0.82
Additional selected information:
Depreciation and amortization expense	$29,879	$28,434
Rent expense	$2,698	$2,674

Condensed Consolidated Balance Sheets (Unaudited)

	December 26,	September 26,
	2020	2020
ASSETS
Cash and cash equivalents	$10,006	$6,904
Receivables-net	100,948	81,358
Inventories	373,547	366,824
Other current assets	13,485	15,100
Property and equipment-net	1,354,607	1,354,490
Other assets	75,907	74,623
TOTAL ASSETS	$1,928,500	$1,899,299

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$19,320	$19,306
Accounts payable, accrued expenses and current portion of other long-term liabilities	299,051	304,507
Deferred income taxes	74,438	73,334
Long-term debt	568,628	586,198
Other long-term liabilities	95,072	96,623
Total Liabilities	1,056,509	1,079,968
Stockholders' equity	871,991	819,331
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,928,500	$1,899,299

Contacts

Ron Freeman, Chief Financial Officer
rfreeman@ingles-markets.com
(828) 669-2941 (Ext. 223)